UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	84-0685613 (I.R.S. Employer Identification No.)

20525 Nordhoff Street, Suite 200 Chatsworth, California (Address of Principal Executive Offices)	91311 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(b) of the Act: Preferred Stock Purchase Rights
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
AMENDMENT NO. 2 TO FORM 8-A
This Amendment No. 2 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2005 by Image Entertainment, Inc., a Delaware corporation (the “Company”), as amended and supplemented by Amendment No. 1 filed with the Commission on April 2, 2007, as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
On June 27, 2007, Image Entertainment, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”) with BTP Acquisition Company, LLC, a Delaware limited liability company (“Parent”), and IEAC, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), to amend and restate the Merger Agreement, dated March 29, 2007, among the Company, Parent and Merger Sub (the “Original Merger Agreement”). Pursuant to the terms of the Original Merger Agreement, Parent elected to modify the structure of the acquisition to permit the Company to remain a public company listed for trading on NASDAQ.
Immediately prior to the execution of the Amended Merger Agreement, the Company and Computershare Trust Company, N.A., a Delaware corporation, as Rights Agent (the “Rights Agent”), entered into a second amendment (the “Rights Agreement Second Amendment”) to the Rights Agreement, dated as of October 31, 2005 (the “Rights Agreement”), which provides that the execution, delivery or performance of the Amended Merger Agreement, the amended and restated support agreements referenced in the Rights Agreement Second Amendment (the “Amended Support Agreements”), or the securities purchase agreement referenced in the Rights Agreement Second Amendment (the “Securities Purchase Agreement”), will not trigger certain provisions of the Rights Agreement.
In particular, the Rights Agreement Second Amendment provides the following: (i) none of Parent, Merger Sub, nor any of their respective affiliates or associates, shall be deemed to be an Acquiring Person, (ii) none of a Section 11(a)(ii) Event, Section 13 Event, Distribution Date, nor Share Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to have occurred and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the Rights Agreement, in any such case by reason of (a) the announcement of the Merger (as such term is defined in the Amended Merger Agreement), (b) the approval, execution or delivery of the Amended Merger Agreement or any amendments thereof, (c) the execution and delivery of the Amended Support Agreements or any amendments thereof, (d) the approval, execution and delivery of the Securities Purchase Agreement or any amendments thereof, (e) the commencement or, the consummation of, any of the transactions contemplated by the Amended Merger Agreement, including the Merger (as such term is defined in the Amended and Restated Merger Agreement), (f) the commencement or, the consummation of, any of the transactions contemplated by the Amended Support Agreements, or (g) the commencement or, the consummation of, any of the transactions contemplated by the Securities Purchase Agreement.
The Rights Agreement Second Amendment also redefines the term “Expiration Date” to include the time immediately prior to the effective time of the Merger.
The foregoing summary of the Rights Agreement Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Second Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.
Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Amendment No. 2, dated as of June 27, 2007, to the Rights Agreement dated as of October 31, 2005, between Image Entertainment, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 2, 2007).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 2, 2007

IMAGE ENTERTAINMENT, INC.
By:	/s/ Dennis Hohn Cho
Dennis Hohn Cho
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 2, dated as of June 27, 2007, to the Rights Agreement dated as of October 31, 2005 between Image Entertainment, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 2, 2007).